Exhibit 17.1

October 20, 2020	John A. Conklin Apalachin, NY 13732

Mr. Jatinder "Jay" S. Bhogal

Chairman of the Board of Directors, President & CEO SolarWindow Technologies, Inc.

SolarWindow Administration Office

430 Park Avenue, Suite 702

New York, NY 10022

VIA EMAIL [jsbhogal@solarwindow.com]

Re: 30 Days Notice and Letter of Resignation

Dear Jay,

This letter serves as my thirty (30) days notice and resignation of my position as CTO of SolarWindow, Technologies, Inc. (SolarWindow) effective on the date of this Resignation Letter.

It has been an honor and privilege to develop and organize, operate, lead SolarWindow over the past 10 years as we have developed the Company's MotionPower™ and SolarWindow™ technologies. I am proud of what we have accomplished as a team and the value we bring to all Company shareholders, the Board of Directors and Advisors, all employees, stakeholders, and collaborators.

I am grateful for all the long hours and hard work SolarWindow's employees, partners, and I have invested in elevating the Company through stages of research and technology development; and early stages of product and process development. These are not accomplishments a CTO makes alone. These are achievements that require committed individuals that can work together as a team to achieve common goals.

My resignation is not due to any disagreements between myself and the Company as to any matter relating to the Company's operations, policies, or practices.

Thank you for the opportunity to serve as the Company's CTO. I wish you and everyone at SolarWindow continued success and a very healthy future.

Sincerely,

/s/ John A. Conklin

John A. Conklin

cc: Mr. Joseph Sierchio, Director, SolarWindow Technologies, Inc. VIA EMAIL [joseph@sierchiolaw.com] Mr. Bob Levine, Director, SolarWindow Technologies, Inc. VIA EMAIL [bob.levine@avisonyoung.com] Mr. Gary Parmer, Director, SolarWindow Technologies, Inc. VIA EMAIL [gary@solarwindow.com]

Mr. John Rhee, Director, SolarWindow Technologies, Inc. VIA EMAIL [johnrhee@solarwindow.com]

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